Exhibit 99.1

Contact:     Mike Bufano, Senior Vice President, Chief Financial Officer
    (Mike.Bufano@panerabread.com)

Panera Bread Announces Progress On A Number Of Key Value Enhancing Initiatives

HIGHLIGHTS
- Increases share repurchase authorization to $750 million
- Authorizes $500 million of new debt to repurchase shares
- Signs letters of intent to sell and refranchise 73 Company-owned cafes

St. Louis, MO, April 15, 2015 - Panera Bread Company (Nasdaq: PNRA) (“Panera” or the “Company”) today announced progress on a number of key value enhancing initiatives:

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Panera’s Board of Directors approved an increase to the Company’s current share repurchase program to $750 million. The Company expects to purchase $500 million of shares within the next twelve months, through a combination of cash on hand, cash flow from operations, and $500 million of new debt, taking advantage of the attractive current interest rate environment. Since 2012, the Company has repurchased approximately $511 million of Panera common stock, or 11% of the shares outstanding, including $154 million of shares that were repurchased during 2014.

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Panera is making significant progress on its previously announced plan to refranchise 50 to 150 cafes in 2015. As of today, the Company has entered into letters of intent to sell and refranchise 73 cafes and is on track to reach its refranchising goal for 2015. The Company expects the sale of these cafes to be accretive to ongoing earnings and will have a related one-time charge. This ongoing accretion was included in the Company’s full-year earnings target. The Company also expects to use the proceeds from the refranchising efforts to repurchase shares. These repurchases would be incremental to the $500 million of planned repurchases as noted above.

“Recently, Panera has been implementing a series of structural enhancements to improve our competitive position and expand growth opportunities,” said Ron Shaich, Panera’s Chairman and CEO. “Panera is focused on building competitive advantage by reducing customer friction in its cafes through its Panera 2.0 initiative, which includes digital access and improved operational processes, and driving customer desire through innovation in food, marketing and store design. Panera has also been focused on driving continued traditional cafe expansion, while working to enhance capabilities necessary to generate expanded growth in several large adjacent businesses, including large-order delivery (catering), small-order delivery and consumer packaged goods. The increase to our share repurchase program reflects our confidence in the business and our ability to continue driving shareholder value in the medium- and long-term.”

Shaich continued, “As discussed on our fourth-quarter earnings call, we remain committed to closely monitoring our non-strategic costs to enable the Company to reallocate resources from support functions to growth initiatives. We anticipate this will result in a 5% reduction in core G&A expenses in 2015. Furthermore, in February, we engaged a leading global management consulting and technology services firm to review our technology plans, processes, procedures and costs.”

The Company believes technology is a key enabler of its overall strategy. Therefore, in the coming months, the Board intends to add an independent outside director with extensive senior-level technology experience.

The Company further noted that the Board and management team regularly enlist shareholder input with the shared goal of delivering value, and to that end, the Company recently engaged in a constructive dialogue with one of its shareholders, Luxor Capital Group, LP.

“We support the actions that Panera’s Board of Directors and management announced today,” said Christian Leone, CEO and Founder of Luxor Capital. “We have long admired the Panera brand and appreciate the constructive dialogue we have had with the Company. We are confident in the Panera team’s ability to grow the business and continue to build shareholder value.”

About Panera Bread Company
As of December 30, 2014, there were 1,880 bakery-cafes in 45 states, the District of Columbia, and in Ontario, Canada, operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Café® names. We feature high-quality, reasonably priced food in a warm, inviting and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by chicken raised without antibiotics, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans-fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor and free Internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our intention to repurchase shares from time to time under the share repurchase program and the source of funding of such repurchases, our refranchising activities, our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 30, 2014 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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